Exhibit 99.1

Kimco Realty Corp. Announces Fourth Quarter and Full Year 2011 Results; Reports Seventh Consecutive Quarter of Positive Same-Property Net Operating Income

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 8, 2012--Kimco Realty Corp. (NYSE: KIM) today reported results for the fourth quarter and year ended December 31, 2011.

Highlights for the Fourth Quarter and Full Year 2011:

  Reported funds from operations (FFO) of $135.4 million or $0.33 per diluted share and $517.2 million or $1.27 per diluted share for the fourth quarter and full year 2011, respectively, compared to $125.3 million or $0.31 per diluted share and $493.2 million or $1.21 per diluted share for the same periods in 2010;
  Recognized recurring FFO of $489.8 million or $1.20 per diluted share for the full year 2011, representing a 5 percent increase per diluted share over 2010 recurring FFO;
  Ended the quarter with gross occupancy in the combined and U.S. shopping center portfolios of 93.3 percent and 93.2 percent, respectively, representing increases of 30 basis points on a sequential basis;
  Generated positive U.S. cash-basis leasing spreads of 4.9 percent on 282 new leases, renewals and options totaling 1.3 million square feet for the quarter;
  Increased combined same-property net operating income (NOI) of 1.6 percent over the fourth quarter 2010;
  Acquired interests in 21 retail properties (17 wholly-owned and four joint ventures) comprising 3.6 million square feet for $494 million in 2011;
  Disposed of 31 non-strategic shopping centers for $158 million during the year; and
  Reduced non-retail investments by $286 million in 2011 and represent 4.5 percent of gross assets.

Financial Results

Net income available to common shareholders for the fourth quarter of 2011 was $31.6 million or $0.08 per diluted share, compared to $22.2 million or $0.05 per diluted share for the fourth quarter of 2010. The change in year-over-year net income available to common shareholders is primarily related to the following items (in millions):

Change
Increase in gains on sales of operating properties not included in FFO	$12
Increase in consolidated NOI	8
Decrease in real estate related depreciation (including joint ventures)	3
Other misc.	2
Decrease in non-recurring income	(7)
Decrease in interest income from repayment of Valad convertible notes	(6)
Increase in interest expense	(3)
Total change in net income available to common shareholders	$9

For the full year 2011, net income available to common shareholders was $109.7 million or $0.27 per diluted share, compared to $91.5 million or $0.22 per diluted share for the full year 2010.

In response to recent clarifications regarding NAREIT’s definition of Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance, Kimco has revised its reporting of FFO to exclude impairments on operating properties from its calculation for all periods presented. FFO for the fourth quarter 2011 was $135.4 million or $0.33 per diluted share, compared to $125.3 million or $0.31 per diluted share for the same period in the prior year. Recurring FFO, which excludes the effects of non-operating impairments and non-recurring income, was $123.5 million or $0.30 per diluted share for the fourth quarter 2011, compared to $119.7 million or $0.29 per diluted share for the same quarter of the prior year.

For the full year 2011, FFO was $517.2 million or $1.27 per diluted share, compared to $493.2 million or $1.21 per diluted share in 2010. Recurring FFO in 2011 was $489.8 million, or $1.20 per diluted share, compared to $465.4 million, or $1.14 per diluted share, for the full year 2010. A reconciliation of net income to FFO is provided in the tables accompanying this news release.

Non-Recurring Income and Non-Cash Impairments

Recurring FFO excludes non-recurring income of $15.3 million and other non-operating impairments of $3.4 million, both net of tax, for the fourth quarter of 2011. Non-recurring income in the fourth quarter was mainly attributable to the following (in millions):

Monetization of several preferred equity investments and other non-retail investments	$11
Gain on sale of a former development property	4
Promote recognized on the sale of a joint venture property	2
Operating property transaction costs	(2)
Total non-recurring income – fourth quarter 2011	$15

The other non-operating impairments in the fourth quarter primarily resulted from the completed or pending dispositions of two preferred equity investments and several marketable securities.

On a full-year basis for 2011, non-recurring income was $32.8 million and other non-operating impairments were $5.4 million. Non-recurring income in 2010, including the early extinguishment of debt, was $47.3 million and non-operating impairments were $19.6 million.

Core Business Operations

Shopping Center Portfolio

Fourth quarter 2011 shopping center portfolio operating results:

Combined Shopping Center Portfolio (includes U.S., Canada and Latin America)

  Gross occupancy was 93.3 percent, an increase of 30 basis points both sequentially and over the fourth quarter 2010;
  Pro-rata occupancy was 93.1 percent, an increase of 30 basis points sequentially and 40 basis points over the fourth quarter 2010;
  Combined same-property net operating income (NOI) increased 1.6 percent over the fourth quarter 2010; and
  Total leases executed in the combined portfolio: 570 new leases, renewals and options totaling 1.8 million square feet.

Gross and pro-rata occupancy in the combined portfolio was negatively impacted by 40 basis points from the inclusion of 13 former Latin American development properties (approximately 82 percent occupied) in 2011. Excluding these properties from occupancy, the combined portfolio gross and pro-rata occupancy rate would be 93.7 percent and 93.5 percent, respectively as of December 31, 2011.

U.S. Shopping Center Portfolio

  Gross occupancy was 93.2 percent, an increase of 30 basis points sequentially and 50 basis points over the fourth quarter 2010;
  Pro-rata occupancy was 93.1 percent, an increase of 30 basis points sequentially and 70 basis points over the fourth quarter 2010;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 1.1 percent from the same period in 2010; and
  Pro-rata U.S. cash-basis leasing spreads increased 4.9 percent, new leases increased 6.6 percent, and renewals/options increased 3.6 percent.

Fourth quarter 2011 gross U.S. occupancy increased 10 basis points due to positive net absorption, and 30 basis points from the net effect of acquisitions and dispositions over the fourth quarter 2010. On a pro-rata basis, U.S. occupancy increased 30 basis points from positive net absorption, and 40 basis points from the net effect of acquisitions and dispositions for the same periods.

In 2011, the company executed 2,474 leases totaling more than 8 million square feet. This includes 487 same-space new leases totaling 1.5 million square feet, and 1,169 lease renewals and options for 4.5 million square feet. Additionally, the company signed more than 800 new leases totaling nearly 2 million square feet for spaces vacant for more than one year. For the trailing four quarters of 2011, pro-rata U.S. cash-basis leasing spreads increased 350 basis points to 2.6 percent over the same period in 2010.

During 2011, the company acquired for its wholly-owned portfolio 17 shopping centers and one outparcel, comprising 2.3 million square feet, for a total of $353.7 million, including $117.9 million of mortgage debt. Additionally, the company acquired the remaining interest in an unencumbered grocery-anchored shopping center in Pensacola, Fla., comprising 101,000 square feet for $17.8 million.

Kimco’s operating shopping center portfolio includes 941 operating properties comprising 811 assets in the United States and Puerto Rico, 63 in Canada, 54 in Mexico and 13 in South America. The operating portfolio includes 11 former development properties in Latin America that are, on a gross basis, approximately 75 percent leased and are not currently included in the company’s occupancy. These properties will be included in occupancy the earlier of (i) reaching 90 percent leased or (ii) two years following the project’s inclusion in operating real estate. Additionally, the company has four development properties and one completed project pending stabilization.

Non-Strategic U.S. Shopping Center Portfolio

In 2011, Kimco disposed of 31 non-strategic U.S. shopping centers (25 wholly-owned and six unconsolidated joint ventures) that were on a gross basis approximately 79 percent occupied and which comprise 2.6 million square feet, for a total of $158.1 million, including $34.6 million of mortgage debt. Kimco’s share of proceeds from these sales was $109.6 million.

As of December 31, 2011, the company had 122 non-strategic U.S. shopping centers, comprising 8.1 million square feet, with 83 percent pro-rata occupancy.

Investment Management and Other Joint Venture Programs

During the fourth quarter, the company realized fee income of $8.5 million from its investment management business. This includes $7.1 million in management fees, $0.3 million in acquisition fees and $1.1 million in other ongoing fees.

In 2011, Kimco transferred two wholly-owned properties into an existing institutional joint venture for $61.6 million. Kimco holds a 15 percent ownership interest in this joint venture, in addition to serving as the operating partner.

Also during 2011, the company, through two existing institutional joint ventures, separately purchased two U.S. shopping centers comprising a total of 545,000 square feet for a gross purchase price of $95.5 million, including $34.1 million of mortgage debt. Kimco holds approximately a 53 percent blended ownership interest in these properties.

In addition, a new joint venture in which Kimco holds a 50 percent interest acquired a 776,000 square foot unencumbered shopping mall targeted for redevelopment for a gross purchase price of $28.2 million.

During the fourth quarter 2011, Kimco increased its ownership interest in an existing Canadian joint venture portfolio from 67 percent to 90 percent for a purchase price of approximately $29 million. This Canadian joint venture also converted a retail preferred equity investment into a pari-passu joint venture and separately acquired an 88,000 square foot grocery-anchored shopping center in Chilliwack, British Columbia, for a gross purchase price of $20.3 million, including $14.8 million of mortgage debt.

As of December 31, 2011, the company had a total of 285 properties in its investment management program with 24 institutional partners, and 164 properties in other joint ventures.

Structured Investments and Non-Retail Assets

During the fourth quarter, the company recognized $26.4 million of income related to its structured investments and other non-retail assets, of which $14.6 million was recurring. The recurring income was attributable to $6.2 million from preferred equity investments, $6.1 million from non-retail joint ventures including Westmont Hospitality, and $2.3 million primarily from interest, dividends and other investment income.

Non-retail and structured investment transaction earnings for the fourth quarter 2011 were $11.4 million, net of tax, primarily from a $9.6 million gain on a non-retail preferred equity investment resulting from a distribution in excess of book value, and $0.8 million in gains on sales of marketable securities.

During 2011, the company reduced its non-retail investment portfolio by 36 percent to $513 million at December 31, 2011, representing 4.5 percent of gross assets, compared to $799 million or 7 percent of gross assets at December 31, 2010.

Dividend and Capital Structure

As separately announced, the company’s board of directors declared a quarterly cash dividend of $0.19 per common share, payable on April 16, 2012, to shareholders of record on April 4, 2012, representing an ex-dividend date of April 2, 2012.

As previously announced, Kimco entered into a new $1.75 billion unsecured U.S. revolving credit facility that replaced the company’s $1.5 billion U.S. and $250 million Canadian-denominated revolving credit facilities. This credit facility has a term of four years with a one year extension, and accrues interest at a 105 basis point spread over LIBOR. As of December 31, 2011, the company maintains access to approximately $1.5 billion of immediate liquidity under this credit facility.

For the year ended December 31, 2011, Kimco’s consolidated net debt to recurring EBITDA was 6.2x compared to 6.3x for the prior year. In addition, the company maintained investment-grade credit ratings with S&P (BBB+), Moody's (Baal) and Fitch (BBB+) as of December 31, 2011.

2012 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continuing lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing leverage levels and employing a conservative capital mix.

The company’s 2012 full year recurring FFO guidance range, which does not include any estimate for transactional activities or non-operating impairments, remains $1.22 - $1.26 per diluted share.

Estimated shopping center portfolio metrics are as follows:

  Combined portfolio occupancy: +50 to +100 basis points
  Combined same-property NOI: +1.5 to +3.5 percent

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, Feb. 9, 2012, at 10:00 a.m. EST. The call will include a review of the company’s fourth quarter and full year 2011 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-800-946-0709. A replay will be available for one week by dialing 1-888-203-1112 and using Conference ID 4719560. Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y. that owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of December 31, 2011, the company owned interests in 946 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition and disposition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiii) impairment charges, and (xiv) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2010. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2010, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2011		2010		2011		2010

Revenues from Rental Properties	$222,963		$210,585		$873,694		$831,207

Rental Property Expenses:
Rent	3,324		3,229		13,889		13,757
Real Estate Taxes	28,877		26,268		117,237		113,723
Operating and Maintenance	34,541		33,240		124,896		118,641
	66,742		62,737		256,022		246,121

Net Operating Income	156,221		147,848		617,672		585,086

Management and Other Fee Income	8,494		9,577		35,321		39,918
Mortgage Financing Income	1,546		1,879		7,273		9,405
Income from Other Real Estate Investments	762		939		3,824		3,642
Depreciation and Amortization	(62,039)		(60,931)		(247,549)		(232,835)
	104,984		99,312		416,541		405,216

Interest, Dividends and Other Investment Income	2,393		5,426		16,566		21,241
Other Expense, Net	(2,574)		(2,086)		(4,891)		(4,617)

Interest Expense	(57,413)		(54,836)		(225,035)		(226,102)
General and Administrative Expenses	(28,697)		(26,172)		(118,937)		(109,152)
Early Extinguishment of Debt	-		-		-		(10,811)
	18,693		21,644		84,244		75,775

Gain on Sale of Development Properties	12,074		-		12,074		2,130

Impairments:
Property Carrying Values	(3,859)		(12,053)		(5,884)		(13,953)
Investments in Other Real Estate Investments	(2,681)		(7,448)		(3,290)		(13,442)
Marketable Securities & Other Investments	(1,580)		(4,104)		(1,580)		(5,266)
Investments in Real Estate Joint Ventures	-		-		(5,123)		-
(Provision)/Benefit for Income Taxes, Net	(5,315)		364		(19,537)		(3,228)
Equity in Income of Joint Ventures, Net	14,227		6,861		64,036		34,579
Equity in Income of Other Real Estate Investments, Net	16,690		23,968		51,813		60,846
Income from Continuing Operations	48,249		29,232		176,753		137,441

Discontinued Operations:
(Loss)/Income from Discontinued Operating Properties, Net of Tax	(59)		19,950		3,565		26,076
Impairment/Loss on Operating/Development Properties Sold, Net of Tax	(6,744)		(2,735)		(15,663)		(6,175)
Gain on Disposition of Operating Properties	8,605		228		17,327		1,932
Income from Discontinued Operations	1,802		17,443		5,229		21,833

Loss On Transfer Of Operating Properties, Net (1)	-		-		-		(57)
Gain on Sale of Operating Properties (1)	108		-		108		2,434
	108		-		108		2,377

Net Income	50,159		46,675		182,090		161,651

Net Income Attributable to Noncontrolling Interests (3)	(3,762)		(9,587)		(13,039)		(18,783)

Net Income Attributable to the Company	46,397		37,088		169,051		142,868

Preferred Dividends	(14,841)		(14,841)		(59,363)		(51,346)

Net Income Available to Common Shareholders	$31,556		$22,247		$109,688		$91,522
Per Common Share:
Income from Continuing Operations: (3)
Basic	$0.08		$0.02		$0.26		$0.18
Diluted	$0.08	(2)	$0.02	(2)	$0.26	(2)	$0.18	(2)
Net Income: (4)
Basic	$0.08		$0.05		$0.27		$0.22
Diluted	$0.08	(2)	$0.05	(2)	$0.27	(2)	$0.22	(2)

Weighted Average Shares Outstanding:
Basic	406,554		406,177		406,530		405,827
Diluted	407,341		406,858		407,669		406,201
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,633) and ($4,738) for the quarters ended December 31, 2011 and 2010, respectively. Additionally, the net income attributable to noncontrolling interests related to continued operations of ($11,904) and ($13,794) for the years ended December 31, 2011 and 2010, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $158 and $102 for the quarters ended December 31, 2011 and 2010, respectively. Additionally the earnings attributable to unvested restricted shares of $608 and $375 for the years ended December 31, 2011 and 2010, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2011	2010
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,693,090 and $1,549,380 respectively	$6,904,492	$6,708,373
Investments and Advances in Real Estate Joint Ventures	1,404,214	1,382,749
Real Estate Under Development	180,403	335,007
Other Real Estate Investments	344,131	418,564
Mortgages and Other Financing Receivables	102,972	108,493
Cash and Cash Equivalents	112,882	125,154
Marketable Securities	33,540	223,991
Accounts and Notes Receivable	149,807	130,536
Other Assets	382,075	401,008
Total Assets	$9,614,516	$9,833,875

Liabilities:
Notes Payable	$2,983,886	$2,982,421
Mortgages Payable	1,085,371	1,046,313
Construction Loans Payable	45,128	30,253
Dividends Payable	92,159	89,037
Other Liabilities	432,755	429,505
Total Liabilities	4,639,299	4,577,529
Redeemable Noncontrolling Interests	95,074	95,060

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 par value, authorized 70,000 shares
Issued and Outstanding 70,000 shares	70	70
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and outstanding 406,937,830
and 406,423,514 Shares, Respectively	4,069	4,064
Paid-In Capital	5,492,022	5,469,841
Cumulative Distributions in Excess of Net Income	(702,999)	(515,164)
	4,794,046	4,959,695
Accumulated Other Comprehensive Income	(107,660)	(23,853)
Total Stockholders' Equity	4,686,386	4,935,842
Noncontrolling Interests	193,757	225,444
Total Equity	4,880,143	5,161,286
Total Liabilities and Equity	$9,614,516	$9,833,875

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2011		2010		2011		2010
Net Income Available to Common Shareholders	$31,556		$22,247		$109,688		$91,522
Gain on Disposition of Operating Property, Net of Noncontrolling Interests	(11,398)		(228)		(19,444)		(4,373)
Gain on Disposition of Joint Venture Operating Properties	(819)		-		(4,050)		(4,674)
Depreciation and Amortization - Real Estate Related	60,561		61,736		246,746		244,836
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	34,529		35,908		138,482		136,892
Remeasurement of Derivative Instrument	-		(1,305)		4,287		(3,723)
Impairments of Operating Properties, Net of Tax and Noncontrolling Interests	21,014		6,975		41,476		32,682
Funds From Operations	135,443		125,333		517,185		493,162
Non-Recurring Income , Net of Tax	(15,308)		(22,749)		(32,809)		(58,107)
Early Extinguishment of Debt	-		-		-		10,811
Non-Operating Impairments Recognized, Net of Tax	3,376		17,088		5,404		19,569
Recurring Funds From Operations	$123,511		$119,672		$489,780		$465,435

Weighted Average Shares Outstanding for FFO Calculations:
Basic	406,554		406,177		406,530		405,827
Units	1,532		1,533		1,528		1,544
Dilutive Effect of Options	787		681		1,140		374
Diluted	408,873	(1)	408,391	(1)	409,198	(1)	407,745	(1)

FFO Per Common Share - Basic	$0.33		$0.31		$1.27		$1.22
FFO Per Common Share - Diluted	$0.33		$0.31		$1.27		$1.21
Recurring FFO Per Common Share - Diluted	$0.30	(1)	$0.29	(1)	$1.20	(1)	$1.14	(1)

Based on modified guidance issued by NAREIT for reporting FFO, the Company has amended its reporting of FFO to exclude impairments of depreciable real estate and impairments of non-consolidated entities that are in-substance real estate investments from its calculation of FFO for all periods presented. This amendment has no impact on previously reported amounts of recurring FFO or recurring FFO per share. Under previous guidance, diluted FFO per share would have been $0.28 and $0.29 for the quarters ended December 31, 2011 and 2010, respectively. Additionally under previous guidance, diluted FFO per share would have been $1.17 and $1.13 for the years ended December 31, 2011 and 2010, respectively.

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on funds from operations and therefore have not been included. Funds from operations would be increased by $264 and $251 for the three months ended December 30, 2011 and 2010, respectively. Funds from operations would be increased by $1,017 and $923 for the years ended December 30, 2011 and 2010, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)
	Actual	Projected Range
	2011	Full Year 2012
		Low	High
Projected Diluted Net Income Available to Common
Shareholder Per Share	$0.27	$0.32	$0.35

Remeasurement of Derivative Instrument	0.01	-	-

Projected Depreciation & Amortization	0.61	0.60	0.62

Projected Depreciation & Amortization Real Estate
Joint Ventures, Net of Noncontrolling Interests	0.34	0.33	0.35

Gain on Disposition of Operating Properties	(0.05)	(0.02)	(0.04)

Gain on Disposition of Joint Venture Operating Properties,
Net of Noncontrolling Interests	(0.01)	(0.01)	(0.02)

Impairments of Operating Properties, Net of Tax
and Noncontrolling Interests	0.10	-	-

Projected FFO per Diluted Common Share	$1.27	$1.22	$1.26

Non-Recurring Income, Net of Tax	(0.08)	-	-

Non-Operating Impairments Recognized, Net of Tax	0.01	-	-

Recurring FFO per Diluted Common Share	$1.20	$1.22	$1.26

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corp.
David F. Bujnicki, 1-866-831-4297
vice president, investor relations and corporate communications